Exhibit 99.1

FiscalNote Announces Third Quarter 2022 Financial Results

34% Revenue Growth Year-over-Year Reflects Strong Annual Recurring Revenue and Successful Execution of the Company's Growth Strategy

Initiates FY 2022 GAAP Revenue Guidance Indicating Revenue Growth of Approximately 36% Year-over-Year and Reiterates FY 2022 Adjusted EBITDA Guidance

Remains on Track for Positive Adjusted EBITDA in the Fourth Quarter of 2023 Reflecting the Company’s Ongoing Focus on Profitability

WASHINGTON--(BUSINESS WIRE)-- FiscalNote Holdings, Inc. (NYSE: NOTE) (the “Company” or "FiscalNote"), a leading Al-driven enterprise SaaS provider of global policy and market intelligence, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights

●
Revenue increased 34% to $29.1 million, compared to $21.8 million in Q3 2021. Non-GAAP adjusted revenue(1) increased 27% to $29.2 million compared to $22.9 million in the third quarter of 2021.
●
Gross profit was $20.3 million representing 70% gross margin, and non-GAAP adjusted gross profit was $23.3 million representing 80% non-GAAP adjusted gross margin.
●
GAAP net loss of $109 million. GAAP net loss for the quarter contains several non-cash items associated with the Company's public listing on July 29, 2022 including a $45.2 million loss on extinguishment of debt and a non-cash charge of $32.1 million recognized as interest expense related to the derecognition of beneficial conversion features embedded within the convertible notes that went into equity as part of the Company's public listing and $28.9 million of non-cash charges related to the accounting treatment of stock based compensation related to the Company's transition to a public listing. These charges were partially offset by a non-cash gain of approximately $21.9 million related to the mark-to-market of the public and private warrants liability the Company is required to fair value at each reporting date.
●
Adjusted EBITDA(1) loss of $7.4 million.
●
Cash and cash equivalents of $78.8 million and approximately $100 million of additional debt capacity.* The Company continues to have sufficient capital resources available to reach profitability, support its current growth plans and pursue M&A opportunities.

Third Quarter 2022 Business Metrics

●
Run-Rate Revenue: Run-rate revenue(2) increased to $121 million as of September 30, 2022 inclusive of businesses acquired in 2022. Organic Run-Rate Revenue(3) increased to $120 million in the period, a 14% increase from $105 million as of September 30, 2021 on a proforma basis.
●
Annual Recurring Revenue ("ARR"): ARR(2) rose to $108 million at September 30, 2022 inclusive of businesses acquired in 2022. Organic ARR(3) was $107 million as of September 30, 2022 compared to ARR of $94 million at September 30, 2021, representing a 14% growth rate on a pro forma basis.
●
Net Revenue Retention (“NRR”): NRR(2) was 99%, consistent with prior periods, underscoring the Company's ability to establish and maintain long-term recurring revenue relationships by serving as an essential partner for customers across both the commercial and public sectors.

"Our third quarter results reflect our continued market leadership and growth momentum, fueled by an expanding global customer base, subscription-based recurring revenue model and growing demand for our policy and market intelligence solutions around the world," said Tim Hwang, Chairman, CEO, and Co-founder, FiscalNote. "Every day, we generate critical insights and convert them into actions for the world's most important decision makers. The essential role we play for our commercial and public sector customers is even more urgent today given current economic headwinds, increasing regulations in local, state, federal and global markets, and ongoing geopolitical volatility. Over the past decade, we have solidified our position as the SaaS leader in our sector and a category-creator in the market. As we look ahead, we are excited by our growth opportunities while being responsive to macroeconomic conditions. We will continue to expand our business prudently and responsibly as we create a profitable, enduring growth company."

Third Quarter and Recent Business Highlights

During the quarter, FiscalNote continued to execute successfully on its strategy to lead the market in global policy and market intelligence with several operational achievements, including:

●
Entered into new, renewed, or expanded relationships with leading global corporations and a number of leading U.S. and global brand leaders. See separate press release issued today.

●
Secured new public sector contract wins, expansions, and renewals of major departments and agencies across executive, legislative, and judicial branches of the U.S. Government.
●
Acquired the core operating assets and book of business of DT-Global, a Vienna, Austria subscription-based market intelligence company which provides in-depth expertise and analysis for the Central & Eastern Europe (CEE), Commonwealth of Independent States (CIS), and Middle East-Africa (MEA) geographies. DT Global brings a base of more than 350 global and regional customers - including many belonging to the Fortune 500.
●
Amplified its Curate platform for civic intelligence and monitoring services by extending its state and local coverage to include hundreds of state boards across the U.S.
●
Secured two prestigious global awards recognizing the Company's SaaS leadership and innovation:
○
FiscalNote's Curate platform for civic intelligence and monitoring was declared the winner of the "Best Data Innovation in a SaaS Product" category at the 2022 SaaS Awards. Curate was recognized as the winner due to the platform's superior Natural Language Processing Al and its consistent positive customer feedback.
○
FiscalNote's Equilibrium ESG platform was declared the winner of the "Best SaaS product for CSR or Sustainability" category at the 2022 SaaS Awards. Equilibrium is an Al-powered platform which helps organizations unify, manage, and benchmark carbon, climate and ESG data across their entire operations and supply chain.
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Expanded its FiscalNote ESG Solutions platform with two key enhancements:
○
The addition of the ESG360TM Benchmarking and Risk Intelligence solution that gives companies a holistic view of their ESG performance and perception across operations, suppliers, and competitors.
○
A technology integration with Asana (NYSE: ASAN), a leading work management platform into the Equilibrium ESG platform. With this integration, FiscalNote Equilibrium customers and Asana customers gain one-click connection, decarbonization support, ESG disclosure and reporting, and curated ESG reporting playbooks from a single platform.
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Announced significant improvements and upgrades to its industry-leading European Union (EU) regulatory intelligence SaaS platform, EU Issue Tracker (EUIT), as well as a slate of new, tailored services, such as timely briefings on EU policy issues and stakeholder mapping to identify key policymakers and insiders involved in issues with a direct impact on corporations and organizations around the world.

●
Published the inaugural overview of FiscalNote's sustainability and social impact efforts for 2021, which details the Company's global sustainability and ESG efforts, and illustrates its commitment to a more sustainable future.

Financial Outlook 2022

FiscalNote provided guidance(3) for full year 2022 as follows:

●
GAAP revenue of $112 million to $114 million, representing 36% year-over-year growth at the midpoint. The Company has not previously provided GAAP revenue guidance.
●
Organic Run-Rate Revenue(3) of $122 million to $126 million, indicating growth of approximately 13% year-over-year at the midpoint on a proforma basis. This new range better reflects a weakened macroeconomic environment and a commitment to capital efficient growth.
●
Adjusted EBITDA loss of $24 million to $22 million or approximately $23 million at the midpoint, which is consistent with guidance the Company previously provided.
●
In addition, the Company reiterated that it remains on track to achieve positive Adjusted EBITDA in the fourth quarter of 2023(4), indicating its ongoing focus on profitability.

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading "Non-GAAP Financial Measures." A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below. Information regarding our key performance indicators is included below under "Key Performance Indicators."

Quarterly Conference Call

FiscalNote will host a conference call today, Monday, November 14, 2022, at 10:00 a.m. Eastern Time (U.S.) to review the Company's financial results for the third quarter ended September 30, 2022. To access this call, dial 1 (888) 660-6510 for the U.S. or Canada, or 1 (929) 203-0882 for callers outside the U.S. or Canada with the conference ID 1271923. A live webcast of the conference call will be accessible from the Investor Relations section of FiscalNote's website at https://investors.fiscalnote.com/, and a recording will be archived and accessible at https://investors.fiscalnote.com/. An audio replay of this conference call will also be available through November 28, 2022, 11:59pm ET, by dialing 1-800-770-2030 for the U.S. or Canada, or 1-647-362-9199 for callers outside the U.S. or Canada, and entering 1271923.

* In connection with FiscalNote’s public listing, we entered into a 5-year senior secured term loan of up to $250 million, including $150 million of committed financing at closing with an additional accordion facility for $100 million, subject to certain conditions.

(1) Non-GAAP measure. Please see "Non-GAAP Financial Measures" in this earnings release for definitions and important disclosures regarding these financial measures, including reconciliations to the most directly comparable GAAP measure.

(2) “Run-Rate Revenue,” “Annual Recurring Revenue” or “ARR” and “Net Revenue Retention”, are key performance indicators (KPIs). Please see "Key Performance Indicators" in this earnings release for the definitions and important disclosures regarding these measures.

(3) Organic run rate revenue and organic ARR for 2022 include businesses acquired as of December 31, 2021, plus Aicel Technologies (for which a definitive acquisition agreement was signed as of December 31, 2021, with closing conditioned upon FiscalNote’s public listing). Pro forma growth rates are calculated as if the Company owned such businesses at the end of the prior period referenced.

(4) Because of the variability of items impacting net income and unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted adjusted EBITDA to a comparable GAAP measure.

About FiscalNote

FiscalNote (NYSE: NOTE) is a leading technology provider of global policy and market intelligence. By uniquely combining AI technology, actionable data, and expert and peer insights, FiscalNote empowers customers to manage policy, address regulatory developments, and mitigate global risk. Since 2013, FiscalNote has pioneered technology that delivers mission-critical insights and the tools to turn them into action. Home to CQ, Equilibrium, FrontierView, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves more than 5,000 customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include, but are not limited to FiscalNote’s ability to effectively manage its growth; changes in FiscalNote’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans; FiscalNote’s future capital requirements; demand for FiscalNote’s services and the drivers of that demand; FiscalNote’s ability to provide highly useful, reliable, secure and innovative products and services to its customers; FiscalNote’s ability to attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth; risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions; FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services; FiscalNote’s ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses; FiscalNote’s estimated total addressable market and other industry and performance projections; FiscalNote’s reliance on third-party systems that it does not control to integrate with its systems and its potential inability to continue to support integration; potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers; FiscalNote’s ability to obtain and maintain accurate, comprehensive, or reliable data to support its products and services; FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services; FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services; competition and competitive pressures in the markets in which FiscalNote operates; larger well-funded companies shifting their existing business models to become more competitive with FiscalNote; FiscalNote’s ability to protect and maintain its brands; FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries; FiscalNote’s ability to retain or recruit key personnel; FiscalNote’s ability to effectively maintain and grow its research and development team and conduct research and development; FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts; the impact of the COVID-19 pandemic and other similar disruptions in the future; adverse general economic and market conditions reducing spending on our products and services; the outcome of any known and unknown litigation and regulatory proceedings; FiscalNote’s ability to successfully establish and maintain public company-quality internal control over financial reporting; intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate; and the ability to adequately protect FiscalNote’s intellectual property rights.

These and other important factors discussed under the caption "Risk Factors" in FiscalNote’s Current Report on Form 8-K filed with the SEC on August 2, 2022 and other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Subscription	$26,075	$20,139	$73,186	$53,098
Advisory, advertising, and other	2,996	1,635	9,130	5,352
Total revenues	29,071	21,774	82,316	58,450
Operating expenses: (1)
Cost of revenues	8,699	5,412	23,581	14,664
Research and development	5,629	6,433	15,438	17,671
Sales and marketing	11,830	7,454	31,722	21,258
Editorial	4,218	3,786	11,240	10,967
General and administrative	38,945	9,337	59,535	22,199
Amortization of intangible assets	2,601	2,512	7,818	6,651
Loss on sublease	-	-	-	1,362
Transaction costs, net	1,275	2,127	1,257	2,985
Total operating expenses	73,197	37,061	150,591	97,757
Operating loss	(44,126)	(15,287)	(68,275)	(39,307)

Interest expense, net	42,894	16,261	89,672	46,102
Change in fair value of warrant and derivative liabilities	(21,910)	(2,839)	(18,524)	9,406
Gain on PPP loan upon extinguishment	-	-	(7,667)	-
Loss on debt extinguishment, net	45,250	-	45,250	-
Other expense, net	928	241	1,543	384
Net loss before income taxes	(111,288)	(28,950)	(178,549)	(95,199)
Benefit from income taxes	(2,286)	(992)	(2,836)	(6,737)
Net loss	$(109,002)	$(27,958)	$(175,713)	$(88,462)

Net loss	$(109,002)	$(27,958)	$(175,713)	$(88,462)
Deemed dividend	(24,351)	(78,037)	(26,570)	(218,250)
Net loss used to compute basic loss per share	$(133,353)	$(105,995)	$(202,283)	$(306,712)
Marked-to-market fair value gain for private warrants	(23,310)	-	(23,310)	-
Net loss used to compute diluted loss per share	$(156,663)	$(105,995)	$(225,593)	$(306,712)

Earnings per share attributable to common shareholders:
Basic	$(1.39)	$(6.34)	$(4.52)	$(20.91)
Diluted	$(1.63)	$(6.34)	$(5.03)	$(20.91)
Weighted average shares used in computing earnings per shares attributable to common shareholders:
Basic	96,117,011	16,724,066	44,757,851	14,671,167
Diluted	96,235,930	16,724,066	44,876,770	14,671,167
(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenues	$13	$4	$36	$9
Research and development	504	55	609	216
Sales and marketing	721	27	828	97
Editorial	513	24	560	67
General and administrative	28,292	77	28,835	158

FiscalNote Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except shares, and par value)

	As of
	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$78,010	$32,168
Restricted cash	830	841
Accounts receivable, net	12,486	11,174
Costs capitalized to obtain revenue contracts, net	2,575	2,787
Prepaid expenses	5,285	1,803
Other current assets	3,265	5,525
Total current assets	102,451	54,298

Property and equipment, net	7,368	7,509
Capitalized software costs, net	12,673	7,480
Noncurrent costs capitalized to obtain revenue contracts, net	3,729	2,709
Operating lease assets	22,168	-
Goodwill	192,462	188,768
Customer relationships, net	58,006	61,644
Database, net	21,471	22,357
Other intangible assets, net	29,658	33,728
Other non-current assets	395	-
Total assets	$450,381	$378,493

Liabilities, Temporary Equity and Stockholders' Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$68	$13,567
Accounts payable and accrued expenses	11,204	15,796
Deferred revenue, current portion	38,290	29,569
Customer deposits	1,709	3,568
Contingent liabilities from acquisitions, current portion	300	1,088
Operating lease liabilities, current portion	7,940	-
Other current liabilities	2,288	5,880
Total current liabilities	61,799	69,468

Long-term debt, net of current maturities	160,047	299,318
Convertible notes - related parties	-	18,295
Deferred tax liabilities	796	3,483
Deferred revenue, net of current portion	952	528
Deferred rent	-	8,236
Contingent liabilities from acquisitions, net of current portion	1,309	4,016
Sublease loss liability, net of current portion	-	2,090
Lease incentive liability, net of current portion	-	4,440
Operating lease liabilities, net of current portion	29,577	-
Warrant liabilities	13,091	-
Other non-current liabilities	1,806	1,453
Total liabilities	269,377	411,327
Commitment and contingencies (Note 17)
Temporary equity:
Redeemable, convertible preferred stock	-	449,211
Stockholders' equity (deficit):
Class A Common stock ($0.0001 and $0.00001 par value, 1,700,000,000 and 117,592,400 authorized, 122,436,591 and 18,346,466 issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	13	-
Class B Common stock ($0.0001 and zero par value, 9,000,000 and zero authorized, 8,290,921 and zero issued and outstanding at September 30, 2022 and December 31, 2021)	-	-
Additional paid-in capital	841,598	-
Accumulated other comprehensive loss	(2,408)	(631)
Accumulated deficit	(658,199)	(481,414)
Total stockholders' equity (deficit)	181,004	(482,045)
Total liabilities, temporary equity and stockholders' deficit	$450,381	$378,493

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating Activities:
Net loss	$(175,713)	$(88,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	892	870
Amortization of intangible assets and capitalized software development costs	14,482	10,728
Amortization of deferred costs to obtain revenue contracts	1,922	1,820
Non-cash operating lease expense	4,856	-
Stock-based compensation	30,868	547
Operating lease asset impairment	378	-
Contingent compensation expense	195	-
Bad debt expense	90	106
Change in fair value of acquisition contingent consideration	(2,192)	1,045
Change in fair value of derivative liabilities	3,090	9,406
Change in fair value of warrant liabilities	(21,856)	-
Deferred income tax benefit	(2,708)	(5,299)
Paid-in-kind interest, net	10,491	26,972
Net loss attributable to equity method investment	23	-
Non-cash interest expense	50,512	15,126
Loss on debt extinguishment, net	45,250	-
Loss on sublease	-	1,362
Gain on PPP Loan forgiveness	(7,667)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(4,211)	1,793
Prepaid expenses and other current assets	(1,151)	(1,432)
Costs capitalized to obtain revenue contracts, net	(2,808)	(2,140)
Other non-current assets	(395)	-
Accounts payable and accrued expenses	3,566	236
Deferred revenue	8,581	3,264
Customer deposits	(1,917)	(386)
Other current liabilities	(5,677)	604
Deferred rent	-	535
Contingent liabilities from acquisitions, net of current portion	(1,267)	-
Lease liabilities	(6,296)	-
Sublease loss liability, net of current portion	-	(458)
Lease incentive liability, net of current portion	-	(396)
Other non-current liabilities	1,163	(20)
Net cash used in operating activities	(57,499)	(24,179)

Investing Activities:
Capital expenditures	(8,859)	(3,931)
Cash paid for business acquisitions, net of cash acquired	1,125	(26,378)
Net cash used in investing activities	(7,734)	(30,309)

Financing Activities:
Proceeds from Business Combination	175,000	-
Issuance costs of common stock	(45,242)	-
Proceeds from long-term debt, net of issuance costs	166,013	33,147
Principal payments of long-term debt	(189,023)	-
Proceeds from exercise of public warrants	4,469	-
Proceeds from exercise of stock options	386	364
Repurchase of common stock	(88)	-
Net proceeds from issuance of preferred stock	-	12,481
Net cash provided by financing activities	111,515	45,992

Effects of exchange rates on cash	(451)	40

Net change in cash, cash equivalents, and restricted cash	45,831	(8,456)
Cash, cash equivalents, and restricted cash, beginning of period	33,009	45,020
Cash, cash equivalents, and restricted cash, end of period	$78,840	$36,564

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with the businesses we acquired in 2021. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Subscription revenue	$26,075	$20,139	$73,186	$53,098
Deferred revenue adjustment	123	1,161	1,853	1,533
Adjusted subscription revenue	26,198	21,300	75,039	54,631
Advisory, advertising, and other revenue	2,996	1,635	9,130	5,352
Adjusted Revenues	$29,194	$22,935	$84,169	$59,983

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Adjusted Revenues	$29,194	$22,935	$84,169	$59,983
Costs of revenue	(8,699)	(5,412)	(23,581)	(14,664)
Amortization of intangible assets	2,832	1,569	6,664	4,077
Adjusted Gross Profit	$23,327	$19,092	$67,252	$49,396
Adjusted Gross Profit Margin	80%	83%	80%	82%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Net loss	$(109,002)	$(27,958)	$(175,713)	$(88,462)
Benefit from income taxes	(2,286)	(992)	(2,836)	(6,737)
Depreciation and amortization	5,743	4,378	15,374	11,598
Interest expense, net	42,894	16,261	89,672	46,102
EBITDA	(62,651)	(8,311)	(73,503)	(37,499)
Deferred revenue adjustment (a)	123	1,161	1,853	1,533
Stock-based compensation	30,043	187	30,868	547
Change in fair value of warrant and derivative liabilities (b)	(21,910)	(2,839)	(18,524)	9,406
Loss on debt extinguishment, net	45,250	-	45,250	-
Other non-cash (gains) charges (c)	(948)	1,045	(9,286)	2,407
Acquisition related costs (d)	431	561	1,003	1,051
Other infrequent costs (e)	435	1,049	858	2,736
Costs incurred related to the transaction (f)	1,791	521	2,250	889
Adjusted EBITDA	$(7,436)	$(6,626)	$(19,231)	$(18,930)
Adjusted EBITDA Margin	(25.5)%	(28.9)%	(22.8)%	(31.6)%
(a)
Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)
Reflects the non-cash impact from the mark to market adjustments on our warrant and derivative liabilities.
(c)
Reflects the non-cash impact of the following: (i) gain of $1,320 in the first quarter of 2022, charge of $271 in the second quarter of 2022, gain of $948 in the third quarter of 2022, and charge of $1,045 in the third quarter of 2021 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021 Acquisitions, respectively, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, (iii) $378 impairment charge recognized in the first quarter of 2022 related to the abandonment of one of our leases upon adoption of ASC 842 on January 1, 2022, and (iv) loss from modification to a sub-lease in April 2021 for $1,362.
(d)
Reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs. Includes a $500 charge we recognized related to a discretionary bonus paid to certain employees of Predata during the second quarter of 2022.
(e)
Reflects the following infrequent charges: (i) costs incurred related to potential acquisitions and other capital markets related activities totaling $301 in the first quarter of 2021, $117 during the second quarter of 2021, and $218 during the third quarter of 2021, respectively, (ii) costs incurred related to litigation we believe to be outside of our normal course of business totaling $246 during the first quarter of 2021, $372 during the second quarter of 2021, $251 during the third quarter of 2021, $20 during the first quarter in 2022, and $286 during the third quarter of 2022, respectively, (iii) non-capitalizable debt raising costs totaling $64 during the first quarter of 2021, $520 during the third quarter of 2021, and $403 during the first quarter in 2022, respectively, (iv) costs to satisfy sales tax remittances incurred during the second quarter in 2021 totaling $506, (v) costs incurred related to our adoption of ASC 606 totaling $80 during the first quarter in 2021, and (vi) employee severance costs of $60 in the third quarter of 2021 and $149 in the third quarter of 2022, respectively.
(f)
Includes non-capitalizable transaction costs associated with the Business Combination.

Key Performance Indicators

We also monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Run-Rate Revenue

Management also monitors run-rate revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe run-rate revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from run-rate revenue at the beginning of that period, sometimes significantly.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions are not included in NRR until they have been part of our condensed consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.

Contacts:

Media

Nicholas Graham

FiscalNote

press@fiscalnote.com

Investors

Sara Buda

FiscalNote

IR@fiscalnote.com

Source: FiscalNote Holdings, Inc.